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                                                                       Exhibit 5

                    SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP
                                FOUR TIMES SQUARE
                         NEW YORK, NEW YORK 10036-6522

 Direct Dial
212-735-2526

                                                              December 16, 2003

Foot Locker, Inc.
112 West 34th Street
New York, New York  10120

Ladies and Gentlemen:

                  We have acted as special counsel to Foot Locker, Inc., a New York corporation (the "Company"), in connection with the Registration Statement of the Company on Form S-8 (the "Registration Statement"), filed with the Securities and Exchange Commission under the Securities Act of 1933 (the "Act") with respect to 4,000,000 shares of common stock, par value $.01 per share (the "Common Stock"), of the Company to be issued and sold pursuant to the Registration Statement under the Foot Locker 2003 Stock Option and Award Plan (the "Option Plan") and 3,000,000 shares of Common Stock to be issued and sold pursuant to the Registration Statement under the 2003 Foot Locker Employees Stock Purchase Plan (the "Purchase Plan").

                  In connection with this opinion, we have examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of (i) the Registration Statement, (ii) the Certificate of Incorporation of the Company, and amendments thereto, (iii) the By-laws of the Company, as amended, (iv) the Option Plan, (v) the Purchase Plan, and (vi) certain resolutions, dated April 16, 2003, adopted by the Board of Directors of the Company authorizing, among other things, the issuance of Common Stock pursuant to the Registration Statement and the adoption of the Option Plan and the Purchase Plan, and such other documents as we have deemed necessary or appropriate as a basis for the opinions set forth herein.

                  In our examination we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents




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Foot Locker, Inc.
December 16, 2003
Page 2

submitted to us as certified or photostatic copies, and the authenticity of the originals of such copies. As to any facts material to this opinion which we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company and others.

                  Members of this firm are admitted to the Bar of the State of New York and we express no opinion as to the laws of any other jurisdiction, except the federal laws of the United States of America to the extent specifically referred to herein.

                  Based upon and subject to the foregoing, we are of the opinion that the shares of Common Stock to be issued under the Option Plan and the Purchase Plan, respectively, have been duly authorized, and, when issued in accordance with the terms and conditions of the Option Plan and the Purchase Plan, respectively (including due payment of the purchase price set forth in such plan), will be validly issued, fully paid and non-assessable.

                  We hereby consent to the use of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission thereunder.

                           Very truly yours,

                           /s/ SKADDEN ARPS, SLATE, MEAGHER, & FLOM LLP